CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Litman Gregory Funds Trust and to the use of our report dated February 25, 2021 on the financial statements and financial highlights of iM Dolan McEniry Corporate Bond Fund, iM DBi Managed Futures Strategy ETF, and iM DBi Hedge Strategy ETF, each a series of shares of beneficial interest in Manager Directed Portfolios. Such financial statements and financial highlights appear in the December 31, 2020 Annual Report to Shareholders which is incorporated by reference.

                                 BBD, LLP

Philadelphia, Pennsylvania

July 14, 2021